Exhibit 10.1

Investment Agreement

April 2, 2022

Party A: Zhuhai (Zibo) Investment Co., Ltd

Residence: 15th floor of the Financial Center Building at 228 People’s West Road, Mashan Street Office, Zhangdian District, Zibo City, Shandong Province, the PRC

Party B: Shanghai Huiyang Investment Co.,Ltd

Residence: 25th floor, 985 Oriental Road, Pudong New Area, Shanghai, the PRC

Party C: Haicheng Shenhe Technology Co., Ltd

Residence: Yingluo Town, Haicheng District, Anshan City, Liaoning Province, the PRC

Party D: Guizhou Yilong New Area Industrial Development Investment Co., Ltd Residence: Yilong Red Star Pharmaceutical Industrial Park, Dingxiao town of Yilong New Area, southwest Guizhou Province, the PRC

Party E: Hainan Fuhe Investment Management Partnership

Residence: Room 1001, 3rd Floor, Hainan Ecological High-tech Park, Origin Town High-tech Industry Demonstration Zone, Chengmai County, Hainan Province , the PRC

Party F: Guizhou Guangyao Management Partnership

Residence: Lutun Town Joint Village Group II (next to Yilong Avenue) in Yilong New Area, southwest Guizhou Province, the PRC

Party G : WANG Li, with an address of No. 64, Hongtu Avenue, Nancheng District, Dongguan City, Guangdong Province, the PRC

Party H : ZENG Dongqing, with an address of Xianghua Group, Tuanjie Village, Tuanjiewei Township, Guiyang County, Hunan Province, the PRC

Party I : REN Zhong, with an address of No. 75 Gaicha Road, Yunyan District, Guiyang City, Guizhou Province, the PRC

Party J : CHENG Chuanya, with an address of No. 1, Xinghe East Seventh Road, Danshui Street, Huiyang District, Huizhou, Guangdong Province, the PRC

Party K : XU Saiqin, with an address of Building 12, Rong’an Heyuan, Zhonghe Street, Yinzhou District, Ningbo City, Zhejiang Province, the PRC

Party L : SUN Yong, with an address of No. 1 Aiguo Taoyang Road, Lincheng Street, Dinghai District, Zhoushan City, Zhejiang Province, the PRC

Party M : WANG Gao, with an address of Bayi Group, Bayi Village, Babao Township, Dafang County, Guizhou Province, the PRC

Party N : SHEN Xinyi, with an address of No. 15, Xiamen Village, Gepo Town, Fuchuan Yao Autonomous County, Guangxi, the PRC

I. Project Overview

(I) Project name: Yilong New Area SDH 30,000 t/a high-grade power battery materials project (subject to registration with relevant government departments, hereinafter “Investment Project”).

(II) Project location: Qianxinan Yilong New Area New Materials Industrial Park

(III) Project scale: Phase 1 of the project aims to build a 30,000 t/a high-grade power battery materials Investment Project (the “Phase 1”). The project covers a total area of about 400 mu (266,800 Square meters), which is subject to measurement.

(IV) Project Investment: Total planned investment shall not exceed RMB 620 million.

(V) Project Company: All parties shall jointly fund the establishment of an independent legal person company (hereinafter “Project Company”), specifically responsible for the implementation of the Investment Project. Party A shall be responsible for operating the Project Company, and other parties shall assist the Project Company in the development of resources and other support. Party D shall sign the corresponding cooperation agreement in accordance with this Agreement on behalf of the state-owned company.

(VI) Construction Period: The project should be operating at full capacity within 15 months after the later of (i) Project Company’s planning and design plan has been approved by the relevant organs of Party A, (ii) the construction permit has been obtained in accordance with the law, and (iii) the project has passed the environmental assessment, energy assessment and approval, and reached the legal conditions for construction.

II. Profile of the Project Company

(I) Contribution to the Project Company:

(1) The registered capital of the project company is as follows: Party A is a wholly-owned subsidiary of SDH in China, accounting for 51% of the registered capital, which is equal to its respective equity shares of the Project Company (“Shares”). Party B is designated to hold 12.5% of the Shares on behalf of the provincial new industrialization fund (the “Fund”). If the Fund subsequently decides not to participate, its Shares shall be acquired by other party or parties designated by Party A. Party C accounts for 12.5% of the Shares with its contribution of technology and intellectual property rights. Party D is a state-owned company of the local government of Guizhou Province and accounts for 4% of the Shares. Party E is designated to hold 5% of the Shares on behalf of the construction party. If Party E subsequently decides not to participate, its Shares shall be acquired by other party or parties designated by Party A.

Parties F to N represent the Project Company’s management and their Shares are collectively referred to as “Management Shares”. Party F is 100% owned by Ms. Huiyu Du, who will be appointed as the CEO of the Project Company. Party F accounts for 10% of the Shares. Parties G to N will be appointed to various high-level management positions of the Project Company. Party G accounts for 1.78%, Party H accounts for 1.50%, Party I accounts for 1.00%, Party J accounts for 0.40%, Party K accounts for 0.14%, Party L accounts for 0.10%, Party M accounts for 0.04%, and Party N accounts for 0.04%, of the Shares, respectively. Management Shares are subject to the vesting and redemption clause in paragraph (i).

Each Party shall contribute their pro-rata share to the Registered Capital as and when directed by Party A. If a Party shall fail to make the required contribtution within ten (10) calendar days of Party A’s written request, Party A shall have the option, but not the obligation, to acquire such defaulting Party’s interest in the Project Company at a price equal to the lesser of (i) the pro-rata cost of Shares already acquired and (ii) the fair market value of such Shares, as reasonably determined by Party A.

(i) Vesting and redemption clause

Management Shares shall be vested in four equal annual-installments starting on the first anniversary of the date of their contractual employment by the Project Company. If any Party holding the Management Shares leaves or is terminated from his/her position with the Project Company, then Party A shall have the option, but not the obligation, to acquire the respective unvested Shares of such Party at a price equal to the lesser of (i) pro rata cost of these Shares paid by such Party or (ii) the fair market value as reasonably determined by Party A.

Shareholder’s name	Amount of capital (yuan)	% of equity shares in the Project Company	Type of capital
Party A	126,480,000	51%	cash
Party B	31,000,000	12.5%	cash
Party C	31,000,000	12.5%	patent technology
Party D	9,920,000	4%	cash
Party E	12,400,000	5%	cash
Party F	24,800,000	10%	cash
Party G	4,414,400	1.78%	cash
Party H	3,720,000	1.50%	cash
Party I	2,480,000	1.00%	cash
Party J	992,000	0.40%	cash
Party K	347,200	0.14%	cash
Party L	248,000	0.10%	cash
Party M	99,200	0.04%	cash
Party N	99,200	0.04%	cash
Total	248,000,000	100%

(2) Party D and the Project Company are responsible for actively striving for the Fund to invest in the project by way of equity investment. The Fund’s share shall not exceed 12.5%. In any case, Party B shall, promptly upon the written request of PartyA, transfer its 12.5% interest of the Project Shares to the Fund or such other party or parties designated by Party A, in each case without the payment of any consideration to Party B.

(3) Party A has the option but not the obligation to purchase the 4% equity interest in the Project Company held by Party D within 5 years (specific purchase time shall be determined by Party A), at cost plus an annualized interest rate of not more than 4.65%.

(4) Total investment in fixed assets for the first phase of the project shall not exceed RMB 620 million yuan, with the Project Company contributing 40% of the total investment (RMB 248 million) and 60% (RMB 372 million) being funded by bank loans.

(II) Governance of the Project Company.The Project Company shall be governed by a board of direcotrs, which shall be comrprised of the members of the board of directors of Party A. No decision with respect to the management or operation of the Project Company may be taken without the express written approval of Party A. The Project Company shall provide each Party with a semi-annual financial report, which shall be audited by SDH’s auditors and provided to the Parties no later than 90 calender days after the end of the reporting period.

III. Construction Requirements

(I) Party A shall complete the relevant decision-making procedures as soon as possible after the signing of this Agreement, and submit to Party D in a timely manner the planning and design drawings of the Investment Project, the project promotion plan and other information, which shall be reviewed and approved by Party D. The project shall be planned and constructed in strict accordance with the red line map and planning requirements of the plot by the relevant construction authorities.

(II) The Project Company shall be responsible for the construction of the plant and ancillary facilities, and procurement of equipment for the Investment Project. Party D shall actively cooperate with the Project Company for project approval, energy-saving assessment, environmental assessment procedures and other production and operation-related procedures. The survey, design, construction and acceptance of the plant shall be carried out independently by the Project Company in accordance with the relevant laws and regulations. Party A shall provide assistance in implementation of audit and administrative approval.

(III) Party D shall coordinate in handling the “three simultaneous” safety formalities and “three simultaneous” environmental formalities, so as to ensure that the project’s construction and production and operation is not affected thereby.

IV. Benefit Analysis

(I) Based on the estimation of the Parties, the project is anticipated to achieve annual sales revenue of RMB 1.68 billion, net profit after tax of RMB 289 million and total tax payment of RMB 103.9 million after the project is completed and put into operation, and is expected to provide over 500 jobs.

V. Project Land

(I) The Project Company will acquire land through “tender, auction and sale” and other legal procedures after it is established. Nature of the land is for industrial use.

Price of the land shall be determined by the land resources authorities through legal procedures of “tender, auction and sale”, and the final price shall be based on the winning bid. Party D will actively coordinate and cooperate with the Project Company in the implementation of this Agreement to obtain the corresponding land use rights through “tender, auction and sale” and other legal procedures.

(II) After acquiring the use right of the project land, the Project Company shall, within the period stipulated in the “State-owned Land Use Right Transfer Contract”, perform the agreed obligations and statutory obligations such as payment of land premium to the other party, and shall bear the corresponding liabilities for breach of contract.

(III) After the Project Company acquires the land use right through the legal procedures such as “tender, auction and sale”, Party A shall actively coordinate with relevant authorities to carry out land acquisition, demolition and relocation, etc.

Party D shall provide road, power, drainage, gas pipeline and telecommunication cable connections to the project land delivered by it to the Project Company, and bear all expenses incurred thereby. Party D shall be responsible for the roads, and the connection of power, drainage, gas pipeline and telecommunication cable inside the project land.

The Project Company shall bear the costs associated with the use of electricity, gas, telecommunication, etc.

(IV) Party D shall guarantee that the land delivered to the Project Company by the relevant government organs in accordance with “State-owned Land Use Right Transfer Contract” shall have completed the relevant procedures such as industrial land planning and land acquisition.

The Project Company shall enjoy the full right to use the land after getting the land ownership documents, and can build the relevant plants and industrial facilities as scheduled, and get the relevant construction land planning permit, construction project planning permit, construction permit and real estate ownership certificate etc. as scheduled according to the approval procedure.

VI. Policy Support

(I) Party D shall actively strive for the relevant national tax incentives for the Project Company for the development of the project.

(II) Party D shall be responsible for coordinating local financial institutions and providing relevant financing guarantee platforms or other financing assistance for the Project Company on conditions that it does not violate national policies and relevant regulations of the New Area.

(III) Based upon project construction needs, affordable housing already completed in Yilong New Area can be offered to the Project Company at the construction cost. The parties shall sign a separate agreement for related matters.

(IV) For electricity consumed in project production, Party D shall be responsible for coordinating the power company to connect the 110kv high-voltage power supply line to the project land, and guarantee power supply to the production of the Project Company.

(V) All electricity to be provided by Party D for the Investment Project shall all be clean energy, and the government shall be responsible for assisting in handling relevant procedures.

(VI) Party D shall actively support and assist Party A to connect with various financial institutions to handle financing for the Project Company.

(VII) SDH, the parent company of Party A, is a NASDAQ-listed company, and the project is in line with national laws and regulations for foreign investment, and Party D shall cooperate to report the Project Company as a provincial-level key project to the relevant project platform and strive for more foreign investment policy support. All of the Nasdaq listed Company’s (including Party A) obligations hereunder are subject to such company obtaining the approval of its shareholders, which Party A undertakes to collaborate with SDH to obtain as expeditiously as possible. Pending said shareholder approval, which Party A fully expects, without limiting the generality of the foregoing, any advanced payment made by Party A in connection with formation of the Project Company shall be returned to Party A if Party A’s parent company (SDH) is unable to obtain the required shareholder approval.

(VIII) If Project Company enters into labor contract for a year or more with college graduates who have not been employed within 2 years after leaving school, and pays social insurance premiums for them, Project Company shall be given social insurance subsidies for a maximum of 1 year.

(IX) Party D shall cooperate with Party A for the approval and related procedures necessary for construction, production and operation of the Project Company, with the relevant handling fees paid by the Project Company; coordinate with relevant authorities and handle issues that may arise in connection with project construction, production and operation, and maintain the normal construction, production and operation and legitimate rights and interests of the Project Company.

(X) Party D shall cooperate with the Project Company to handle the electricity and energy consumption indexes and environmental assessment approval procedures required to meet the integrated production of 30,000 tons of anode materials, and reserve energy consumption and emission indexes for Phase 2 production and construction.

Signature of Party F:

Signature of Party G:

WANG Li	/s/ Wang Li

Signature of Party H:

ZENG Dongqing	/s/ ZENG Dongqing

Signature of Party I:

REN Zhong	/s/ REN Zhong

Signature of Party J:

CHENG Chuanya	/s/ CHENG Chuanya

Signature of Party K:

XU Saiqin	/s/ XU Saiqin

Signature of Party L:

SUN Yong	/s/ SUN Yong

Signature of Party M:

WANG Gao	/s/ WANG Gao

Signature of Party N:

SHEN Xinyi	/s/ SHEN Xinyi